The Gehl Company Retirement Income Plan "B" is amended in the following respects:

     1. Section 2.01(p) is amended by the addition of the following at the end thereof: A "leased employee" for this purpose is any person (other than a common law employee of the Company) who, pursuant to an agreement between the Company and any other person, has performed services for the Company (or for the Company and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, if such services are performed under the primary direction of or control by the Company.

     2. Section 5.09(b) is amended by revising the first sentence thereof to read as follows: For purposes of converting from a periodic form of payment to a lump sum form of payment under Section 5.08 or 10.06 hereof, the present value shall be based upon the applicable mortality table (i.e., prior to December 31, 2002, the 1983 Group Mortality Table blended 50% male and 50% female and after December 30, 2002, the table specified by the Internal Revenue Service from time to time) and using the applicable interest rate pursuant to Code Section 417(e)(3) for the month of November preceding the Plan Year in which the distribution occurs.

     3. Section 10.10 is amended by the addition of the following at the end thereof:

          For this purpose, "compensation" shall mean compensation as determined pursuant to Treasury Regulations section 1.415-2(d)(11)(i), increased by any salary reductions pursuant to Code Section 125, 132(f), and 402(e)(3).

     4. Section 10.12 is amended by the addition of the following at the end thereof:

          The definition of "compensation" in Section 10.10 shall apply retroactively from and after January 1, 1998 (January 1, 2000 with respect to Code Section 132(f)).